                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ZERO CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          [LOGO OF ZERO CORPORATION]

- --------------------------------------------------------------------------------







                                ZERO CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                      AND

                                PROXY STATEMENT

                                 JULY 26, 1995

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      OF
                               ZERO CORPORATION

  The 1995 Annual Meeting of Stockholders of ZERO Corporation will be held on Wednesday, July 26, 1995, at 2:00 p.m. local time, at The Biltmore Los Angeles, Tiffany Room, 506 South Grand Avenue, Los Angeles, California, for the following purposes:

    1. To elect 3 directors for a three-year term to expire at the 1998 Annual Meeting of Stockholders.

    2. To consider and vote upon a proposal submitted by a stockholder to declassify the Board of Directors.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Stockholders of record at the close of business on June 9, 1995, are entitled to notice of and to vote at the meeting. A list of such stockholders will be open for examination by any stockholder, for any purpose germane to the Annual Meeting, for a period of ten days prior to the date of the meeting during ordinary business hours at the executive offices of the Company, 444 South Flower Street, Suite 2100, Los Angeles, California 90071.

  All stockholders are cordially invited to attend the meeting in person. Whether or not you attend, to assure your representation, please vote, sign, date and return your proxy card in the accompanying envelope. If you attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

                                          By Order of the Board of Directors


                                          Howard W. Hill, Chairman of the Board


                                          Anita J. Cutchall, Corporate Secretary

Los Angeles, California
June 28, 1995

                               ZERO CORPORATION
                      444 SOUTH FLOWER STREET, SUITE 2100
                      LOS ANGELES, CALIFORNIA 90071-2922

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ZERO Corporation, a Delaware corporation, for use at the 1995 Annual Meeting of Stockholders to be held on July 26, 1995, or at any adjournment or postponement thereof, pursuant to the Notice of Annual Meeting of Stockholders.

  The persons named on the accompanying proxy card will vote shares represented by all valid proxies in accordance with the instructions thereon. If no instructions are given, shares represented by valid proxies will be voted FOR each of the nominees for director named herein. As to any other business which may properly come before the Annual Meeting, the named proxies will vote in accordance with their best judgment. The Company does not currently know of any other such business. A stockholder giving a proxy may revoke it at any time before it is exercised (i) by giving to the Corporate Secretary of the Company a written notice of revocation or an executed proxy bearing a later date, or (ii) by appearing at the Annual Meeting and voting in person.

  This Proxy Statement and the form of proxy will be sent to stockholders commencing approximately June 28, 1995.

RECORD DATE AND VOTING

  The close of business on June 9, 1995, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on June 9, 1995, the Company had outstanding 15,977,005 shares of Common Stock, par value $.01 (Common Stock).

  A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Subject to cumulative voting rights in the election of directors, holders of shares of Common Stock are entitled to one vote per share on each matter submitted to or acted upon by the stockholders at the Annual Meeting. In the election of directors, votes may be cast in favor or withheld. In tabulating the votes, broker nonvotes and votes that are withheld will be excluded entirely from the vote and will have no effect. In the election of directors, stockholders are also entitled to cumulative voting rights. Under cumulative voting, each stockholder is entitled to as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by the stockholder, and all such votes may be cast for one nominee or distributed among two or more nominees.

  The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote thereat will be required to adopt the stockholder proposal set forth in Proposal 2 if duly presented at the Annual Meeting. In determining whether the stockholder proposal has received the requisite number of affirmative votes, abstentions will have the same effect as votes against the proposal, and broker nonvotes will have no effect on the outcome.

SOLICITATION

  The cost of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited, in person and by telephone, by regular employees of the Company, at no additional compensation. The Company has also engaged Morrow & Co. to assist in the solicitation of proxies. This firm will be paid a fee of $5,000 and will be reimbursed for expenses incurred in connection with such engagement. The Company will also reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

                  VOTING SECURITIES AND CERTAIN STOCKHOLDERS

  The following table shows the total number of shares of Common Stock beneficially owned by directors, the nominees and the named executive officers, and all directors and executive officers as a group, at the close of business on June 1, 1995. No stockholder was known by the Company to own beneficially more than 5% of the outstanding Common Stock as of June 1, 1995.

                                                                                        AMOUNT AND
                                                                                        NATURE OF      PERCENT
   TITLE OF                                                                             BENEFICIAL       OF
    CLASS         NAME OF BENEFICIAL OWNER                                             OWNERSHIP(1)     CLASS
   --------       ------------------------                                             ------------    -------
 Common Stock     Gary M. Cusumano(a)...............................................         667           *
                  Bruce J. DeBever(a)...............................................       2,334           *
                  Clinton G. Gerlach(a).............................................      12,209           *
                  John B. Gilbert(a)(b).............................................      10,910           *
                  Wilford D. Godbold, Jr.(a)(b).....................................     140,783           *
                  Bernard B. Heiler(a)(b)...........................................      22,728           *
                  Howard W. Hill(a)(b)..............................................      44,334           *
                  Whitney A. McFarlin(a)............................................       6,209           *
                  Anita J. Cutchall(b)..............................................       3,600           *
                  George A. Daniels(b)..............................................      35,433           *
                  James F. Hermanson(b).............................................      38,001           *
                  Directors and executive officers as a group (12 persons)..........     317,208           2%

(a) --Director
(b) --Executive officer
- --------
 * Less than 1%.

(1) Includes an aggregate of 151,044 shares which, as of June 1, 1995, may be acquired within sixty days pursuant to the exercise of options, and shares held by trusts of which directors, executive officers and members of their families are trustees.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the directors and executive officers of the Company are required to file with the Securities and Exchange Commission and with The New York Stock Exchange reports of ownership and changes in ownership of the Company's Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during fiscal 1995 all of its executive officers and directors complied with Section 16(a) requirements.

                             ELECTION OF DIRECTORS

                                  PROPOSAL 1

  There are currently 8 members of the Board of Directors of the Company. The Certificate of Incorporation of the Company provides for a classified Board of Directors. Class I consists of three members: Bruce J. DeBever, Bernard B. Heiler, and Whitney A. McFarlin. The Board of Directors has nominated Messrs. DeBever, Heiler and McFarlin in Class I for election to hold office for three years until the 1998 Annual Meeting of Stockholders, and until their successors have been duly elected and qualified.

  In connection with Proposal 1, proxies, unless instructed otherwise, will be voted for the election of Messrs. DeBever, Heiler and McFarlin in Class I. If a nominee shall become unavailable or refuse to serve as a director (an event that is not anticipated), the named proxies will vote for a substitute nominee at their discretion.

  The following information is furnished with respect to the nominees and each of the directors whose terms will continue after the Annual Meeting.

NOMINEES FOR DIRECTORS:

                                                                  TERM TO   DIRECTOR
 CLASS I                  AGE     POSITION/PRINCIPAL OCCUPATION   EXPIRE     SINCE
 -------                  ---     -----------------------------   -------   --------
 Bruce J. DeBever........  59    Director; President, Decor        1995       1992
                                 Concepts, Inc. (commercial
                                 furniture and playland
                                 equipment).

 Bernard B. Heiler.......  49    Director, Vice President-         1995       1988
                                 Marketing and Sales.

 Whitney A. McFarlin.....  54    Director; Chairman, President     1995       1988
                                 and Chief Executive Officer,
                                 Angeion Corporation (medical
                                 research and development). Mr.
                                 McFarlin also serves as a
                                 director of PSICOR, Inc.

CONTINUING DIRECTORS:

                                                               TERM TO DIRECTOR
 CLASS II                 AGE  POSITION/PRINCIPAL OCCUPATION   EXPIRE   SINCE
 --------                 ---  -----------------------------   ------- --------
 Gary M. Cusumano........  51 Director; President, The          1996     1994
                              Newhall Land and Farming
                              Company (real estate and
                              agriculture). Mr. Cusumano
                              also serves as a director of
                              Watkins Johnson Company.

 Clinton G. Gerlach......  68 Director; Chairman of the         1996     1972
                              Board, President and Chief
                              Executive Officer, Calnetics
                              Corporation (molded plastic
                              components).

CLASS III

 John B. Gilbert.........  74 Director, Chairman Emeritus;      1997     1952
                              Chairman and President, TOLD
                              Corporation (land
                              development).

 Wilford D. Godbold, Jr..  57 Director, President and Chief     1997     1982
                              Executive Officer. Mr. Godbold
                              also serves as a director of
                              Pacific Enterprises, Santa Fe
                              Pacific Pipelines, Ltd., and
                              The Southern California Gas
                              Company.

 Howard W. Hill..........  68 Director, Chairman of the         1997     1960
                              Board. Mr. Hill also serves as
                              a director of Precision
                              Castparts Corporation.

  Each of the directors listed above has held the same position or another executive position with the same employer during the past five years except for Messrs. Heiler and McFarlin. Mr. Heiler has held his current position with the Company since October 1992, prior to which he was Vice President of GTE West, a telephone public utility from 1984 through 1992, and President of GTEL, a telecommunications integrator and a subsidiary of GTE, from January 1986 through October 1992. Mr. McFarlin has held his current position at Angeion since September 1993, prior to which he was President and Chief Executive Officer of Clarus Medical Systems (formerly Medilase, Inc.), medical delivery systems, since July 1990 and a private investor since March 1990.

PLEASE NOTE THAT YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON PAGE 3.

MEETINGS OF THE BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND DIRECTORS'
FEES

  The Board of Directors met four times during the fiscal year ended March 31, 1995 and all members attended. The Board at its organizational meeting appoints an Audit Committee, a Compensation Committee, a Nominating Committee, an Executive Committee, and a Stock Option Committee.

  Messrs. Cusumano, DeBever, Gerlach and McFarlin serve on the Audit Committee, the functions of which include serving as liaison between the Board and the independent public accountants of the Company, reviewing and discussing the accountants' annual internal control recommendations with both the accountants and management, and making such other inquiries and recommendations as they deem necessary. The Audit Committee met two times during fiscal year ended March 31, 1995.

  Messrs. DeBever, Gilbert, Hill and McFarlin currently serve on the Compensation Committee, the functions of which include reviewing and recommending to the full Board the remuneration to be paid to the President and Chief Executive Officer, and reviewing with the President his plans with respect to the remuneration of other executive officers and certain key employees of the Company. This committee also reviews and prepares recommendations to the full Board with respect to proposed changes in the Company's major fringe benefit plans, such as the 1994 Stock Option Plan, the ZERO Corporation Retirement Savings Plan (the "Pension Plan"), and life insurance plans. The Compensation Committee met twice during fiscal year ended March 31, 1995 and all members attended. The Compensation Committee's report on executive compensation begins below.

  Messrs. Gilbert, Godbold and Hill serve on the Nominating Committee, the functions of which include reviewing and recommending to the full Board potential candidates for positions on the Board. The committee will consider nominees recommended by stockholders if such nominations are submitted in writing, accompanied by a description of the proposed nominee's qualifications, an indication of the consent of the proposed nominee, and relevant biographical information. Recommendations should be addressed to the Nominating Committee in care of the Corporate Secretary of the Company for receipt not less than thirty, nor more than sixty days, prior to the annual meeting. If less than forty days' notice or prior public disclosure of the meeting date is given to stockholders, then recommendations must be received not later than the close of business on the tenth day following the notice or public disclosure of the meeting date. The Nominating Committee met once during fiscal year ended March 31, 1995 and all members attended.

  Messrs. Gilbert, Godbold and Hill serve on the Executive Committee, the functions of which include acting for the Board of Directors when the action of the full Board is not required. This committee held no meetings during fiscal year ended March 31, 1995.

  Messrs. Cusumano, DeBever and McFarlin serve on the Stock Option Committee, the functions of which include making all determinations necessary for the administration of the 1994 Stock Option Plan. This committee met three times during the year ended March 31, 1995.

  Nonemployee directors receive a fee of $3,000 per quarter plus $1,000 for each meeting attended. No additional fees are paid for attendance at committee meetings. Under the 1994 Stock Option Plan, approved by stockholders of the Company, at the organizational meeting of the Board of Directors immediately following each annual meeting of stockholders, each nonemployee director is automatically granted a non-qualified option to purchase 2,000 shares of Common Stock. Options are granted at prices not less than the fair market value of the Common Stock on the date of grant.

                     REPORT OF THE COMPENSATION COMMITTEE

  The following Report of the Compensation Committee and the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the Commission) or subject to Regulations 14A or 14C of the Commission or the liabilities of Section 18 of the Securities Exchange Act of 1934 (the Exchange Act). Such Report and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement in any other document.

GENERAL

  The Company's compensation policies applicable to its executive officers consist of three major components: base salary, annual bonus and stock options. The executive compensation policies of the Compensation Committee (the Committee) are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals which reward above-average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining highly-qualified and experienced executives.

  The compensation policies of the Company were re-examined during 1994 when the Committee retained the services of Hewitt Associates, an international benefits and compensation consulting firm (Hewitt). In developing its recommendations to the Committee, Hewitt examined, among other things, the competitive position of the Company on each component of compensation in comparison to the compensation practices of other companies of similar size and in similar industries. Hewitt also reviewed the compensation plans in which each of the officers named in the "Summary Compensation Table" participate. Changes resulting from the study are described below.

  The base salaries of the executive officers have been established at levels considered appropriate in light of the responsibilities and duties of each position. Salaries are reviewed annually and adjusted as warranted by the performance of each individual, increases in the cost of living and other factors. The President and Chief Executive Officer reviews with the Committee his plans with respect to the base salaries of the executive officers and other key employees of the Company. He also reviews with the Committee major fringe benefit plans, including the 1994 Stock Option Plan, the Pension Plan, and life insurance plans.

  The Committee establishes a base salary for the President and Chief Executive Officer, which is subject to approval of the full Board of Directors. The Committee does not operate with a precise formula, but takes into account various qualitative and quantitative factors. The Company's strategic goals and its success in meeting strategic goals, its cash flow, its earnings, the general cost of living, and the economy in which the Company operates are quantitative factors considered. The Committee, however, also recognizes achievements that may be difficult to quantify. In reviewing the salary of the President and Chief Executive Officer for fiscal year 1995, as done in 1994, the Committee considered his individual accomplishments, including his efforts in obtaining viable acquisition candidates, effective cost controls, working capital management and maintaining a high quality workforce. For fiscal year 1995, in accordance with the compensation philosophy, the Committee increased the salary of the President and Chief Executive Officer from $300,000 to $325,000, an increase of 8.3%.

  The Company's management bonus plan was also revised in 1994 based on the Hewitt study mentioned above. Under the bonus plan, in addition to base compensation, the Committee has the authority to assign a target bonus to the President and Chief Executive Officer. Additionally, the President and Chief Executive Officer will review with the Committee the target bonuses to be assigned to officers and other key executives of the Company. The bonus plan is designed to award bonuses based upon three factors: actual net income versus plan net income for the fiscal year, the increase in value to the Company's stockholders in the form of dividends and stock price appreciation, and the percentage increase in tangible stockholders' equity during the fiscal year. Bonuses awarded to the President and Chief Executive Officer, and to the named executive officers of the Company, are shown in the "Summary Compensation Table" on page 8.

  The Committee strongly endorses the philosophy of linking executive total compensation to Company performance and aligning the interests of management with those of the stockholders, and believes the result is an enhancement of stockholder value. Thus, the Committee recommends to the Stock Option Committee awards of options covering shares of Common Stock of the Company, as well as stock appreciation rights for certain options not deemed to be "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986.

  Information with respect to the award of stock options to the President and Chief Executive Officer, and to the named executive officers of the Company, as well as the description of the 1994 Stock Option Plan, is shown on page 9 in the table entitled "Option/SAR Grants in Last Fiscal Year".

  In determining the number of shares subject to options granted to the President and Chief Executive Officer, officers and other key employees of the Company, the Committee, along with the Stock Option Committee, evaluates their respective overall compensation packages. The Committee has also established general target guidelines for awards of stock options and stock appreciation rights for other levels of management based upon salary range, individual performance and potential to improve stockholder value, as recommended by the President and Chief Executive Officer.

                                          Compensation Committee of the Board
                                           of Directors setting compensation
                                           for fiscal year 1995

                                          John B. Gilbert, Chairman
                                          Bruce J. DeBever
                                          Howard W. Hill
                                          Whitney A. McFarlin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee setting compensation for fiscal year 1995 consisted of Messrs. John B. Gilbert, Bruce J. DeBever, Howard W. Hill and Whitney A. McFarlin. Mr. Gilbert is Chairman Emeritus of the Board of Directors and Chairman of the Compensation Committee, and was formerly President and Chief Executive Officer of the Company, and Chairman of the Board. Mr. Hill is Chairman of the Board of Directors, and was formerly President and Chief Executive Officer of the Company, and Vice Chairman of the Board.

                            EXECUTIVE COMPENSATION

COMPENSATION TABLES

  The following table shows the compensation paid by the Company to its Chief Executive Officer and the other highest-paid executive officers during the fiscal years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                           ANNUAL COMPENSATION   COMPENSATION
                                         ----------------------- ------------
                                                                    STOCK
   NAME AND PRINCIPAL                                            OPTIONS (IN       ALL OTHER
        POSITION                    YEAR SALARY ($) BONUS ($)(1)   SHARES)    COMPENSATION ($)(2)
   ------------------               ---- ---------- ------------ ------------ -------------------
Wilford D. Godbold, Jr. ........    1995  $325,000    $289,413      26,000          $30,321
  President, Chief                  1994  $300,000    $142,500      22,000          $27,824
  Executive Officer                 1993  $283,250    $ 78,563      25,000          $27,478
  and Director

James F. Hermanson..............    1995  $185,500    $132,150      12,500          $25,556
  Vice President                    1994  $175,200    $ 66,500      11,000          $24,602
                                    1993  $167,890    $ 39,281      12,500          $21,454

Bernard B. Heiler(3)............    1995  $185,500    $132,150      12,500          $13,059
  Vice President--Marketing         1994  $175,000    $ 66,500      11,000          $ 2,415
  and Sales

George A. Daniels...............    1995  $180,500    $128,588      12,500          $16,043
  Vice President and Chief          1994  $169,925    $ 64,600      11,000          $17,323
  Financial Officer                 1993  $160,680    $ 36,663      12,500          $17,397

Anita J. Cutchall(3)............    1995  $ 90,000    $ 40,073       3,200          $ 9,747
  Director of Legal Affairs         1994  $ 85,017    $ 23,940       2,600          $ 1,929
 and Corporate Secretary

- --------
(1) Includes bonus payments earned and accrued in the fiscal year listed but paid during the following fiscal year.
(2) Represents Company contributions of $10,118, $9,746, $9,761, $9,775 and $7,719 under the ZERO Corporation Retirement Savings Plan (a profit sharing plan) for the accounts of Messrs. Godbold, Hermanson, Heiler, and Daniels, and Ms. Cutchall, respectively; $14,539, $12,393, $1,648, $6,268 and $1,230 under the Company's life insurance plans for Messrs. Godbold, Hermanson, Heiler, and Daniels, and Ms. Cutchall, respectively; and an additional $5,664, $3,417, $1,650, and $798 under the Employee Stock Purchase Plan for Messrs. Godbold, Hermanson and Heiler, and Ms. Cutchall, respectively.
(3) Fiscal years prior to fiscal year 1994 are not required to be disclosed.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
- --------------------------------------------------------------------------------------------------
                              NUMBER OF       % OF TOTAL
                              SECURITIES     OPTIONS/SARS                                  GRANT
                              UNDERLYING      GRANTED TO     EXERCISE OR                    DATE
                             OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION    PRESENT
          NAME                GRANTED(1)     FISCAL YEAR       ($/SH)          DATE       VALUE(2)
          ----               ------------    ------------    -----------    ----------    --------
Wilford D. Godbold, Jr. ...     26,000           9.5%          $12.875      10/16/2001    $113,100
James F. Hermanson.........     12,500           4.6%          $12.875      10/16/2001    $ 54,375
Bernard B. Heiler..........     12,500           4.6%          $12.875      10/16/2001    $ 54,375
George A. Daniels..........     12,500           4.6%          $12.875      10/16/2001    $ 54,375
Anita J. Cutchall..........      3,200           1.2%          $12.875      10/16/2001    $ 13,920

- --------
(1) The option price of each option granted under the 1994 Stock Option Plan is not less than the fair market value of the Common Stock on the date of grant. Options are generally granted for terms of seven years and generally exercisable in annual installments of one-third of the total grant commencing one year from the date of grant, on a cumulative basis. Options are subject to earlier termination in certain events related to death, retirement or other termination of employment. Options granted generally are intended to meet the definition of an "incentive stock option" as that term is defined in Section 422A of the Internal Revenue Code of 1986 or are non-qualified options. Such options may be granted with provisions that they may be exercised for a period of up to ten years from the date of grant, may provide for stock appreciation rights and may give the option holder the right to deliver shares of the Company's Common Stock already owned as consideration for the option price. All of the above options were granted on October 17, 1994.
(2) The Present Value is based on the modified Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions under the Black-Scholes model are: expected volatility of 17.7%, risk-free rate of return of 6.5%, dividend yield of 3%, and time of exercise at seven years. No adjustments have been made for non-transferability or risk of forfeiture.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                           NUMBER OF                                        VALUE OF UNEXERCISED
                           SECURITIES             NUMBER OF UNEXERCISED         IN-THE-MONEY
                           UNDERLYING                OPTIONS/SARS AT          OPTIONS/SARs AT
                          OPTIONS/SARS  VALUE      FISCAL YEAR END (#)     FISCAL YEAR END ($)(2)
                           EXERCISED   REALIZED ------------------------- -------------------------
          NAME                (#)       ($)(1)  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----            ------------ -------- ------------------------- -------------------------
Wilford D. Godbold, Jr..        0          0          58,710/49,001           $158,065/$61,705
James F. Hermanson......        0          0          28,500/27,724           $ 74,610/$30,223
Bernard B. Heiler.......        0          0          17,333/25,167           $ 33,792/$33,516
George A. Daniels.......        0          0          22,997/27,724           $ 53,996/$30,223
Anita J. Cutchall.......        0          0           3,000/ 6,000           $  6,345/$ 7,683

- --------
(1) Represents the difference between the market value on the date of exercise of the option and the exercise price.
(2) Represents the difference between $14.13, which was the closing market price of the Company's Common Stock on The New York Stock Exchange Composite Index on March 31, 1995, minus the exercise price of the option.

                        COMMON STOCK PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change, assuming quarterly reinvestment of dividends, of the Common Stock of the Company against the cumulative total return of the S&P Composite-500 Stock Index, the S&P Smallcap 600, and the S&P Manufacturing Industries Index for the five year period commencing March 31, 1990. The Company was chosen for inclusion in the S&P Smallcap 600 in October 1994, a new index designed to track the stock performance of 600 companies with capitalization ranges of $27 million to $886 million. The stock price performance depicted is not necessarily indicative of future price performance.

  The information shall not be deemed "filed" with the Securities and Exchange Commission and shall not be deemed to be incorporated into any filing of the Company under the Securities Act of 1933 or the Exchange Act in the absence of specific reference to such captions and information.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                    AMONG ZERO CORPORATION, S&P 500 INDEX,
                    S&P SMALLCAP 600 AND S&P MANUFACTURING

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           ZERO          S&P          S&P            S&P
(Fiscal Year Covered)     CORPORATION   500 INDEX   SMALLCAP 600   MANUFACTURING
- ---------------------     -----------   ---------   ------------   -------------
Measurement Pt-  1990     $100          $100        $100           $100
FYE   1991                $100          $108        $101           $114
FYE   1992                $101          $126        $118           $127
FYE   1993                $128          $148        $146           $128
FYE   1994                $114          $149        $150           $161
FYE   1995                $123          $169        $172           $175

* $100 INVESTED ON 03/31/90 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING MARCHING 31.

                                  PROPOSAL 2

                             STOCKHOLDER PROPOSAL

  ZERO has been advised by a stockholder owning 850 shares of Common Stock of the Company of his intention to introduce at the Annual Meeting the proposal and supporting statement set forth below. The Board of Directors disclaims any responsibility for the content of the proposal and for the statement made in support thereof, which are presented as received from the stockholder. The name and address of the proponent will be furnished to any person, orally or in writing as requested, promptly upon receipt of any oral or written request for the information.

STOCKHOLDER PROPOSAL REGARDING DECLASSIFYING THE BOARD OF DIRECTORS

  "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

Supporting Statement:

  "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders."

  "The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders."

  "The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders."

  "As a founding member of the Investors Rights Association of America I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change. I urge your support, vote for this resolution."

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE FOREGOING STOCKHOLDER PROPOSAL

  Your Board of Directors recommends that you vote AGAINST the above proposal. Upon appoval of stockholders representing more than a majority of the Common Stock outstanding at the 1988 Annual Meeting of Stockholders, ZERO was reorganized and became a Delaware corporation with a classified Board of Directors. The stockholders of the Company approved the reorganization after consideration of the recommendations and reasons presented by the Board of Directors, including its belief that a classified board provides the Board a greater likelihood of continuity and experience.

  Greater continuity on ZERO's board of directors assures that the majority of directors at any given time will have experience with its operations and business affairs. This permits more effective long-term strategic planning. A classified board also helps ZERO to attract and retain well-qualified individuals who are able to commit the time and resources to understand ZERO and its operations. Continuity and quality of leadership resulting from the classified board create long-term value for the stockholders.

  A classified board also reduces the possibility of a sudden change in majority control of the Board of Directors. In the event of a hostile takeover attempt, arm's length discussions with management and the Board would be more likely due to the fact that approximately one-third of the directors have terms of more than one year. The Board along with management would then be in a position to negotiate the most favorable transaction for the stockholders of the Company.

  The Board of Directors continues to believe that a classified board will benefit the Company and its stockholders by permitting all stockholders to rely on the consistency and continuity of corporate policy. At the same time, annual elections, in which a third of the Board of Directors is elected each year, assures stockholders an opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy year to year for the benefit of all who rely on it.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE ABOVE PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

                                 OTHER MATTERS

  A representative of Deloitte & Touche, the firm of independent accountants who audited the financial statements of the Company for the fiscal year ended March 31, 1995, will attend the Annual Meeting. The representative will be provided the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

  The management of the Company does not know of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the holders of the proxies will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS

  Stockholder proposals intended to be presented at the 1996 Annual Meeting of Stockholders must be received at the executive offices of ZERO Corporation at 444 South Flower Street, Suite 2100, Los Angeles, California 90071-2922, addressed to the attention of the Corporate Secretary, by February 16, 1996, for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 ANNUAL REPORT

  The Company's 1995 Annual Report, which includes financial statements, is being mailed to stockholders concurrently herewith.

                           ANNUAL REPORT ON FORM 10-K

  Upon written request the Company will provide to any stockholder solicited hereby (without charge) a copy of its 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to Anita J. Cutchall, Corporate Secretary, ZERO Corporation, 444 South Flower Street, Suite 2100, Los Angeles, California 90071-2922.

                                          Howard W. Hill, Chairman of the Board

                                          Anita J. Cutchall, Corporate Secretary

June 28, 1995

PROXY       (SOLICITED BY THE BOARD OF DIRECTORS OF ZERO CORPORATION)

   ZERO CORPORATION ANNUAL MEETING OF STOCKHOLDERS, WEDNESDAY, JULY 26, 1995

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 1995 Annual Meeting and, revoking all prior proxies, hereby appoints Wilford D. Godbold, Jr. and Howard W. Hill, or either one of them, with full power of substitution, as Proxies to vote all the shares of Common Stock owned or held by the undersigned at the Annual Meeting of Stockholders to be held at The Biltmore Los Angeles, Tiffany Room, 506 South Grand Avenue, Los Angeles, California, on Wednesday, July 26, 1995 at 2:00 P.M. local time, or any adjournment or postponement thereof, upon the matters set forth below and upon such other business as may properly come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEM 1, AGAINST ITEM 2, AND AT THE DISCRETION OF THE PROXIES IN MATTERS DESCRIBED IN ITEM 3 BELOW.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1

1. Election of Directors
   [_] FOR the nominees listed below      [_] WITHHOLD AUTHORITY
       (except as marked to the contrary)

       BRUCE J. DEBEVER    BERNARD B. HEILER    WHITNEY A. MCFARLIN

   (INSTRUCTION: To withhold authority to vote for the nominee write the nominee's name in the space provided below.)

   ---------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2

2. Declassification of the Board of Director  [_] FOR  [_] AGAINST  [_] ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

       IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE
                        (Continued on the reverse side)


                                                 DATED: ______________, 1995

                                                 ---------------------------
                                                          (Signature)


                                                 ---------------------------
                                                          (Signature)


                                                 This proxy should be dated,
                                                 signed by the stockholder(s)
                                                 as the name(s) appears hereon,
                                                 and returned promptly in the
                                                 enclosed envelope. Persons
                                                 signing in a fiduciary
                                                 capacity should so indicate.